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                                     EXHIBIT 21
                         SCHEDULE OF REGISTRANT'S SUBSIDIARIES

NAME                                            JURISDICTION OF INCORPORATION
ATG Securities Corporation                      United States
ATG Global, Inc.                                United States
Art Technology Group B.V.                       Netherlands
Art Technology Group GmbH                       Germany
Art Technology Group (Europe) Limited           United Kingdom
Art Technology Group Australia Pty Limited      Australia
Art Technology Group (Canada) Inc.              Canada
Art Technology Group Canada ULC                 Canada
Art Technology Group, S.A.R.L.                  France
Art Technology Group HK Limited                 Hong Kong
Art Technology Group, KK                        Japan
ATG E-Business Solutions PTE LTD                Singapore